Exhibit 22.1

List of Guarantors and Subsidiary Issuers of Guaranteed Securities

Vivint Smart Home, Inc’s wholly owned subsidiary, APX Group Inc. has the following outstanding guaranteed securities:

•7.875% Senior Secured Notes due 2022;
•7.625% Senior Notes due 2023;
•8.500% Senior Notes due 2024;
•6.750% Senior Secured Notes due 2027;
•2025 Term Loan B; and
•Revolving Credit Facility

The following is a list of guarantors of the securities issued by APX Group Inc.

Name of Guarantor	Jurisdiction of Incorporation / Organization
Vivint Smart Home, Inc.	Delaware
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
APX Group Holdings, Inc.	Delaware
APX Group, Inc.	Delaware
IPR LLC	Delaware
Farmington IP LLC	Delaware
Legacy Vivint Smart Home, Inc.	Delaware
Space Monkey, LLC	Delaware
Vivint Amigo, Inc.	Delaware
Vivint Funding US LLC	Delaware
Vivint Funding Holdings LLC	Delaware
Vivint Group, Inc.	Delaware
Vivint Servicing, LLC	Delaware
Vivint Solar Licensing, LLC	Delaware
Vivint Warranty and Home Insurance, LLC	Delaware
Vivint Louisiana LLC	Louisiana
Vivint Canada, Inc.	Canada
Vivint New Zealand Limited	New Zealand
Vivint Funding Canada LP	Ontario
Vivint Puerto Rico, LLC	Puerto Rico